Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts	Media Contacts
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
info@axiscapital.com	(212) 521-4897
(441) 405-2727

AXIS CAPITAL PROVIDES INITIAL ESTIMATE OF IMPACT FROM THE CHILE

EARTHQUAKE AND EUROPEAN WINDSTORM XYNTHIA

Pembroke, Bermuda, March 15, 2010 – AXIS Capital Holdings Limited (“AXIS Capital” or the “Company”) (NYSE: AXS) today provided its initial estimates of the impact of the Chile earthquake and European Windstorm Xynthia on its financial results.

The Company expects industry insured losses for the 8.8 magnitude earthquake in Chile will be between $4 and $8 billion and the Company estimates its net losses relating to the earthquake will be between $60 and $125 million. The Company expects industry insured losses for European Windstorm Xynthia will be between $2 and $4 billion and the Company estimates its net losses relating to the windstorm will be between $10 and $20 million. Net losses from these events are expected to be contained primarily within the reinsurance segment of the Company. All net loss estimates are provided on a pre-tax basis and net of reinstatement premiums.

The Company’s initial net loss estimates for both the Chile earthquake and European Windstorm Xynthia are primarily based on the Company’s ground-up assessment of individual contracts and treaties in the affected regions and are consistent with the Company’s market position in the respective regions impacted by these catastrophe events. Other information considered in developing net loss estimates includes current industry insured loss estimates, market share analysis, catastrophe modeling analysis and limited information from clients, brokers and loss adjusters. These net loss estimates are preliminary and subject to significant uncertainty as there is very limited actual loss data at this time.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at December 31, 2009 of $5.5 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and Australia. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best. AXIS Capital has been assigned a senior unsecured debt rating of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include the occurrence of natural and man-made disasters; actual claims exceeding our loss reserves; the failure of any of the loss limitation methods we employ; the effects of emerging claims and coverage issues; the failure of our cedants to adequately evaluate risks; interest rate and/or currency value fluctuations; general economic conditions; and the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.296.2600 Fax 441.405.2600

www.axiscapital.com